Exhibit 5

                               BINGHAM DANA LLP
                              150 Federal Street
                       Boston, Massachusetts 02110-1726



                               September 8, 1998


EMC Corporation
35 Parkwood Drive
Hopkinton, Massachusetts  01748

Dear Sirs/Mesdames:

      We have acted as counsel for EMC Corporation, a Massachusetts corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission (the "Commission") on September 8, 1998 (the "Registration Statement").

      The Registration Statement covers (i) the registration of up to 200,000 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of the Company to be issued by the Company upon exercise of employee stock options granted pursuant to Conley Corporation's 1994 Stock Option Plan (the "1994 Plan"), and pursuant to the terms of the applicable stock option agreements ("Option Agreements"), and (ii) the registration of the Shares for resale by certain stockholders of the Company.

      We have reviewed the corporate proceedings of the Company with respect to the authorization of the 1994 Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

      Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Massachusetts Business Corporation Law as applied by courts located in Massachusetts.

      Based upon and subject to the foregoing, we are of the opinion that:

1.    The Shares have been duly authorized; and

2. The Shares, when issued and delivered against the exercise of options granted pursuant to the 1994 Plan and the payment of the exercise price therefor as provided in the applicable Option Agreements, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,


                               /s/ Bingham Dana LLP